Exhibit 19.1

NEXTRACKER INC.
INSIDER TRADING AND TRADING WINDOW POLICY
(as Adopted February 1, 2023)

I.    Purpose
Nextracker Inc. (“Nextracker” or the “Company”) has established this Insider Trading and Trading Window Policy (this “Policy”) in accordance with Nextracker’s Code of Business Conduct and Ethics.
The purpose of this Policy is to ensure compliance with insider trading laws and the Nextracker Code of Business Conduct and Ethics. The insider trading laws of the United States
(“U.S.”) prohibit buying or selling a company’s securities while aware of material, nonpublic information about that company. It may also violate U.S. securities laws to disclose material, nonpublic information (deliberately or inadvertently) to another person (including your spouse, parent, child or sibling) if that person either buys or sells securities while aware of the information disclosed, or passes that information to a third party who does. Providing advice regarding a company’s stock while aware of material, nonpublic information regarding that company may also violate insider trading laws. If you improperly trade, make such a disclosure or provide such advice, you may be subject to damages, civil suits and criminal prosecution, regardless of whether you receive financial gain from the transaction.
It is the policy of Nextracker to comply with the U.S. insider trading laws and regulations. This Policy sets forth the requirements for compliance with insider trading laws and regulations.
II.    Scope
1.    Who does this Policy apply to?
This Policy applies to you if you are a Nextracker employee, officer, director, consultant or contractor, or former Nextracker employee that has access to or possesses material, nonpublic information regarding Nextracker or one of its customers or suppliers or other entities with which Nextracker has a business relationship. This Policy also applies to all family members (including spouses, minor children, or any other relatives living in your household), any family member who does not live in your household but whose transactions in securities of the Company are directed by you or subject to your influence or control, any other person living in your household, and any trusts, corporations and other entities you control (e.g., a family trust). You are responsible for ensuring compliance by such persons and entities.
Although this Policy is based on U.S. federal securities laws, it is Nextracker’s goal to maintain the same ethical standards across all regions regarding the purchase and sale of securities by Nextracker employees, officers, directors, consultants and contractors. Therefore, this Policy will apply globally, unless prohibited by local, state, federal or provincial law.

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2.    What types of transactions does this Policy apply to?
This Policy establishes procedures and guidelines for buying or selling securities issued by the Company, and in certain instances, the Company’s customers, suppliers and other business partners.

III.    Definitions and Abbreviations
1.    Who are Access Persons?
To help prevent inadvertent violations of the securities laws and to avoid even the appearance of trading on inside information, the General Counsel will maintain a list of “Access
Persons,” which shall consist of: (i) Section 16 Persons (as defined below), (ii) all employees on the Company’s Disclosure Committee, (iii) all Company employees who report directly to the Chief Executive Officer of the Company, (iv) all Company employees who have access to interim financial results before they are publicly available and (v) such other persons as the General Counsel may designate from time to time.

2.    What is a blackout period?
A “blackout period” is a time period when affected persons are precluded from trading in any Nextracker securities. A blackout period may also be referred to as a period when a “trading window is closed”.

3.    What is “material, nonpublic information”?
There is no bright-line test as to what Company information is “material.” Under the U.S. securities laws, information is “material” if a reasonable investor would consider it important in making an investment decision regarding the Company’s securities, or if it is likely to have an impact on the price of the Company’s securities. Positive and negative information, historical and forward-looking information and quantitative or qualitative information may be material. Material information concerning the Company (including information relating to the Company’s subsidiaries or affiliates) may include, but is not limited to, the following:
•Earnings information and quarterly or annual results;
•Guidance or other statements regarding expected sales, profits or other earnings information;
•Proposed significant mergers, acquisitions, divestitures, joint ventures or other strategic matters;
•Launches of significant new products, the gain or loss of a significant customer, or significant changes in volume or production for major customers;
•Financings and other events regarding the Company’s stock or other securities (including stock dividends, stock splits, stock repurchases, defaults on debt securities, calls of securities for redemption, tender offers, or public or private sales of additional securities);
•Significant litigation, investigations or tax disputes;
•Significant cybersecurity breaches;
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•Changes in control or changes in the board of directors or senior management;
•Changes in auditors or auditor notification that the Company may no longer rely on an audit report;
•Bankruptcy, corporate restructurings or receivership; and
•Significant changes in regulation and analysis of how such changes may affect the
Company.
Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions as to the materiality of particular information should be resolved in favor of materiality, and trading should be avoided if such information is nonpublic. When in doubt, you should treat nonpublic or confidential information as material and consult with the General
Counsel of the Company prior to engaging in a securities transaction.
For information to be considered available to the public, it needs to be: (a) disclosed through a press release or a filing with the Securities and Exchange Commission (“SEC”), or through a widely attended conference call or presentation that is available to the public through a webcast or dial-in number; and (b) two (2) full trading days need to have passed to allow the news to be “digested” by the public.
In all cases, the responsibility for determining whether an individual is in possession of material, nonpublic information rests with that individual, and any action on the part of the Company, the General Counsel or any other employee or agent of the Company pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. A covered person (see “Who does this Policy apply to?”) could be subject to severe legal penalties and disciplinary action by the Company for engaging in any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “What are the penalties for insider trading?”

4.    Who are Section 16 Persons?
“Section 16 Persons” include the Board of Directors of Nextracker and the executive officers of Nextracker who the Board of Directors has specifically designated as “Section 16 Officers” within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

5.    What is a qualified Rule 10b5-1 Plan?
Rule 10b5-1 under the Exchange Act provides an affirmative defense to insider trading liability for transactions that you make in Nextracker securities under a pre-existing written trading plan that meets the conditions specified below (a “Rule 10b5-1 Plan”).
You must notify the General Counsel’s Office, in writing or by email in advance of your intent to establish a Rule 10b5-1 Plan. Your notice must:
•Confirm that (a) you do not believe that you possess any material, nonpublic information concerning Nextracker or its securities and (b) you are establishing the Rule 10b5-1 Plan in good faith and not as part of a plan to avoid the prohibitions of Rule 10b5-1. This requirement also would apply to any modification or termination of a Rule 10b5-1 Plan;
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•If you plan to use a Rule 10b5-1 Plan that is not the standard form of plan provided by E*Trade, then submit your proposed Rule 10b5-1 Plan to the Legal Department for review. If you do not have a proposed Rule 10b5-1 Plan, then you can obtain a form Rule 10b5-1 Plan from the Legal Department or from E*Trade; and
•If you are a Section 16 Person, confirm that all trades made pursuant to the Rule 10b5-1 Plan will be made in accordance with Section 16 of the Exchange Act, and Rule 144 under the Securities Act of 1933, as amended.
Your Rule 10b5-1 Plan must meet the following conditions:
•If you are a director or officer, include a waiting period, such that you may not purchase or sell Nextracker securities pursuant to the Rule 10b5-1 Plan until the later of (a) ninety (90) days after you establish the Rule 10b5-1 Plan or (b) two (2) business days following disclosure of Nextracker’s financial results in a Form 10- Q or Form 10-K for the completed fiscal period in which the Rule 10b5-1 Plan was adopted;
•If you are not a director or officer, include a waiting period, such that you may not purchase or sell Nextracker securities pursuant to the Rule 10b5-1 Plan until thirty (30) days after you establish the Rule 10b5-1 Plan;
•Either: (i) expressly specify the amount, price and date of the securities to be purchased or sold or (ii) provide a written formula for determining amounts, prices and dates of the securities to be purchased or sold;
•Not permit you to make any subsequent decisions, or exercise any subsequent influence over, how, when or whether to effect any purchase or sale of any Nextracker securities;
•You may not establish, modify, revoke or early terminate a Rule 10b5-1 Plan during a blackout period (see “What is a blackout period?”);
•You may not engage in any trades of Nextracker securities outside of the Rule 10b5-1 Plan;
•Following any permitted revocation of a Rule 10b5-1 Plan, you may not establish a new Rule 10b5-1 Plan until the commencement of the next trading window;
•If you are an Access Person (see “Who are Access Persons?”), then you must receive prior written approval from the General Counsel if you want to modify, revoke or early terminate a Rule 10b5-1 Plan; and
•You may not establish overlapping Rule 10b5-1 Plans.
Nextracker strongly recommends that you do not schedule transaction dates during regular blackout periods (see “What is a blackout period?”), and that you do not sell a large percentage of Nextracker securities covered by your Rule 10b5-1 Plan shortly after you initiate your Rule 10b5-1 Plan.
Your Rule 10b5-1 Plan may be modified by you after you establish it, but you should not anticipate needing to make any changes to the Rule 10b5-1 Plan at the time you establish it. Any modifications or terminations of your Rule 10b5-1 Plan will be subject to the same waiting periods as when you enter into a Rule 10b5-1 Plan and will be subject to pre-clearance, if applicable. If you make changes to your Rule 10b5-1 Plan or revoke your Rule 10b5-1 Plan, you may be exposed to insider trading liability if you possessed (or had access to) material, nonpublic information at the time you made those changes and subsequently engaged in transactions under the Rule 10b5-1 Plan.
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You may adopt only one (1) Rule 10b5-1 Plan to execute a single trade per any consecutive 12-month period, other than participation in employee stock ownership plans or dividend reinvestment plans, or “sell-to-cover” plans to cover tax withholdings on equity awards, subject to certain limited exceptions that comport with the requirements of Rule 10b5-1 relating to multiple or overlapping plans.

IV.    Policy Statement

1.    What is prohibited by this Policy?
You may not trade in Nextracker securities while you are aware of material, nonpublic information about Nextracker. This prohibition also applies to transactions in the securities of other publicly-traded companies about which you may learn material, nonpublic information while working for Nextracker. You may not communicate or “tip” material, nonpublic information to others who may trade in Nextracker securities (or any other publicly-traded securities) based on that information. You may not have another person trade in Nextracker securities (or any other publicly-traded securities) for you based on that information.
You are also prohibited from engaging in derivative or hedging transactions in Nextracker’s securities under this Policy. In that regard, you may not, at any time, trade in any interest or position relating to the future price of Nextracker securities, such as a put, call or short sale. This Policy also prohibits engaging in hedging transactions with Nextracker securities, using such securities as collateral for margin accounts or pledging such securities as collateral for loans.
In addition, under Section 16 of the Exchange Act, Section 16 Persons are subject to disgorgement of profits received on sales and purchases, or purchases and sales, of Nextracker securities within any period of six months or less.
If you are in possession of material, nonpublic information when you cease to be a director, officer, employee, consultant or contractor of the Company, this Policy will continue to apply until that information has become public or is no longer material.

2.    What are the penalties for insider trading?
The consequences of prohibited insider trading or tipping (providing material, nonpublic information to another person who then makes a trade) can be severe and can include civil and criminal sanctions and penalties and may expose the Company to potential liability. If you fail to comply with this Policy, you may be subject to Nextracker-imposed sanctions, including dismissal, regardless of whether your failure to comply with this Policy results in a violation of law. Nextracker reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy has been violated. It is not necessary for Nextracker to await the filing or conclusion of a civil or criminal action against any alleged violator before taking disciplinary action.

3.    What is Nextracker’s regular open window and blackout period policy?
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In addition to being subject to all of the other limitations in this Policy, if you are an Access Person (see “Who are Access Persons?”), you (and your family members and others described under “Who does this Policy apply to?”) may only trade in Nextracker securities during an “open window period” which will generally begin at the start of the third business day after the day on which the Company’s quarterly earnings results for any particular fiscal period have been released by public announcement and end, depending on the quarter, approximately two (2) or three (3) weeks before the end of the following fiscal quarter. In order to facilitate compliance with this Policy, notice will generally be provided to all Access Persons as to the closing of the open window period and the beginning of the regular blackout period. Failure of an Access Person to receive notice of a blackout period shall not entitle an Access Person to trade if such person has material, nonpublic information. In addition, an Access Person may not trade during an open window if the Access Person has material, nonpublic information. If you are an Access Person and your employment with Nextracker ends or you otherwise cease to be an Access Person during a blackout period, you will remain subject to the blackout period trading restrictions until the end of the blackout period.
Assuming the Nasdaq Global Select Market is open every business day, and assuming the earnings announcement is made on a Monday, below is an example of when the blackout periods would end in accordance with Nextracker’s regular blackout period policy:
Announcement Time on Monday    First Day You Can Trade
Before Market Opens    Wednesday
While Market is Open    Thursday
After Market Closes    Thursday

4.    What is a special blackout period?
In addition, from time to time in connection with enforcing this Policy, Nextracker may impose special “blackout period” trading restrictions. In these situations, the Legal Department will send an email notification to affected persons informing them that a special blackout period is in effect and of their obligation not to trade in any Nextracker securities until the special blackout period has ended. If the Legal Department sends you an email notice that you are covered by a blackout period, then you may not trade in Nextracker’s securities until the Legal Department notifies you by email that the special blackout period has ended. You may not disclose the existence of the special blackout period to any other person. Failure to receive notice of a special blackout period shall not entitle anyone subject to this Policy to trade if such person has material, nonpublic information.

5.    Are there exceptions to this Policy?
The only pre-approved exceptions to this Policy are:
•Option Exercises. You may exercise a Nextracker stock option while you are in possession of material, nonpublic information. However, this exception does not apply to a broker-assisted cashless exercise of your stock option.
•Gift Transfers. You may make a bona fide gift or similar transfer that is not a sale for value (including a transfer to a family limited partnership or to a trust or a custodian for the benefit of a minor), provided that the person you transfer the securities to
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agrees to be subject to this Policy and the restrictions of this Policy to the same extent as you are, and provided further that Section 16 Officers pre-clear bona fide gift or similar transfers with the General Counsel.
•Sale-To-Cover. The sale of shares of Class A Common Stock to cover tax withholding obligations incurred upon vesting of restricted share units when vesting occurs on a pre-determined date, but only to the extent of the amount of the tax withholding obligation, provided that the “Sale-To-Cover” election takes place in an open trading window.
•Transfers Pursuant to a Qualified Rule 10b5-1 Plan. You may sell or purchase Nextracker securities pursuant to a qualified Rule 10b5-1 Plan (see “What is a qualified Rule 10b5-1 Plan?”).

6.    What are the approval and notification rules for “Section 16 Persons”?
In addition to the restrictions described above, if you are a Section 16 Person (see “Who are Section 16 Persons?”), you must always comply with the following notice and approval requirements to trade in (or engage in any transactions involving) Nextracker securities:
•At least two (2) full trading days prior to a proposed trade in (or any other transaction involving) Nextracker securities, other than a trade pursuant to a qualified Rule 10b5- 1 Plan, you must notify, and request pre-approval by, the General Counsel, in writing or by email of the proposed transaction(s) and confirm that you do not believe that you possess any material, nonpublic information concerning Nextracker. The notice must set forth the individual’s name, the number of shares, proposed type and date of transaction and complete contact information for the individual’s broker. In the case where the General Counsel proposes to trade, his or her pre-clearance notice and pre- approval request must be delivered to the Chief Financial Officer. Once you have received approval, if you do not execute the proposed transaction(s) within the approved time frame, you must request a new approval setting forth the required information. If no time frame is provided in the approval, then you may not execute the proposed transaction more than two (2) business days after the date that you receive the approval. The Company is under no obligation to approve a trade submitted for pre-approval, and may determine not to permit the trade for any reason. Pre-approval of a transaction does not constitute a recommendation by the Company or any of their employees or agents that any Section 16 Person engage in the subject transaction.
•On the same business day of any transaction in Nextracker stock, including pursuant to a qualified Rule 10b5-1 Plan, you must notify the stock administrator and the Legal Department so that Nextracker can assist you with the filing of the appropriate forms with the SEC.

V.    Responsibility
The Legal Department is responsible for administering and updating this Policy. If you have any questions regarding this Policy or its applicability to any proposed transaction or event, please contact the General Counsel. Exceptions to this Policy may be granted by the General Counsel or, upon consultation with the General Counsel, by the Chief Financial Officer.
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VI.    Reporting of Violations
Any employee or director who becomes aware of a violation of this Policy should promptly report the violation by following the reporting guidelines set forth in the Company’s
Code of Business Conduct and Ethics.

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